Exhibit 4.2
SUPPLEMENT TO GUARANTEE

TO:
BNY TRUST COMPANY OF CANADA as trustee (the “Trustee”) under a Trust Indenture (as the same may be supplemented amended restated or replaced from time to time, the “Trust Indenture”) dated as of June 1, 2010 providing for the issuance of Notes (as defined therein) of Tim Hortons Inc. (the “Obligor”).

THIS SUPPLEMENT TO GUARANTEE is made as of this 29th day of November, 2013.
WHEREAS pursuant to the guarantee made the 1st day of June 2010 (the “Guarantee”) by the undersigned (hereinafter referred to as the “Guarantor”) in favour of the Trustee and each of the holders of the Notes, the Guarantor has guaranteed the Obligations (as defined in the Guarantee) of the Obligor pursuant and subject to the terms of the Trust Indenture;
AND WHEREAS pursuant to the terms of the Trust Indenture, the Obligor and the Trustee are entering into a second supplemental trust indenture (the “Second Supplement”) dated as of November 29, 2013 providing for the issuance of Series 2 Notes (as defined therein) in the aggregate principal amount of Cdn.$450,000,000 (the “Issued Notes”);
NOW THEREFORE THIS SUPPLEMENT TO GUARANTEE WITNESSES that for value received, and intending to be legally bound by this Supplement to Guarantee, the Guarantor hereby confirms in favour of and acknowledges and covenants with the Trustee as follows:

1.
All of the Issued Notes are Notes and, accordingly, all principal of and Premium (as defined in the Trust Indenture), if any, and interest on the Issued Notes and all other amounts due or owing to Noteholders (as defined in the Guarantee) in accordance with the terms of the Issued Notes and the Trust Indenture (as supplemented by the Second Supplement) are Obligations in respect of which the terms set forth in the Guarantee apply.

2.
The Guarantee, as supplemented by this Supplement to Guarantee, shall remain in full force and effect, and shall continue to guarantee the due and punctual payment to the Noteholders of all Obligations (as such term has been supplemented in Section 1 above) of the Obligor in accordance with the terms of the Trust Indenture and Notes, subject to the release conditions set forth in the Guarantee and the Trust Indenture.

3.
The Guarantor shall deliver all such other documents and shall do all such other things as the Trustee reasonably requires from time to time to perform and carry out the purpose and intent of this Supplement to Guarantee.

This Supplement to Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
[Signature page to follow]

THE TDL GROUP CORP.
By:	(signed) “Jill E. Aebker”
Name: Jill E. Aebker
Title: Executive Vice President, General Counsel, and Corporate Secretary

By:	(signed) “Cynthia J. Devine”
Name: Cynthia J. Devine
Title: Chief Financial Officer